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CITICORP AND SUBSIDIARIES
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS
(In Millions)



                                    1994     1993      1992      1991     1990
                                   -------  -------   -------   -------  -------

FIXED CHARGES:
  INTEREST EXPENSE (OTHER THAN
   INTEREST ON DEPOSITS)            5,906     6,324     5,826    5,973    9,414
  INTEREST FACTOR IN RENT EXPENSE     143       147       162      171      173
  DIVIDENDS - PREFERRED STOCK         505       465       416      271(A)   361
                                    -------   -------  -------  -------   -------
    TOTAL FIXED CHARGES             6,554     6,936     6,404    6,415    9,948

INCOME:
  NET INCOME(LOSS)                  3,422(B)  1,919(C)    722     (914)(D)  318(E)
  INCOME TAXES                      1,189       941       696      677      508
  FIXED CHARGES (EXCLUDING
   PREFERRED STOCK DIVIDENDS        6,049     6,471     5,988    6,144    9,587
                                   -------   -------   -------  -------  -------
    TOTAL INCOME                   10,660     9,331     7,406    5,907   10,413
                                  =======   =======    =======  =======  =======
RATIO OF INCOME TO FIXED CHARGES
  EXCLUDING INTEREST ON DEPOSITS    1.63      1.35      1.16     0.92(F)  1.05
                                  =======   =======    =======  =======  =======
INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
  INTEREST EXPENSE                 14,902    16,121   16,327    17,089   23,798
  INTEREST FACTOR IN RENT EXPENSE     143       147      162       171      173
  DIVIDENDS - PREFERRED STOCK         505       465      416       271(A)   361
                                    -------  -------   -------  -------  -------
    TOTAL FIXED CHARGES            15,550    16,733   16,905    17,531   24,332

INCOME:
  NET INCOME(LOSS)                  3,422(B)  1,919(C)   722     (914)(D)   318(E)
  INCOME TAXES                      1,189       941      696       677      508
  FIXED CHARGES (EXCLUDING
   PREFERRED STOCK DIVIDENDS)      15,045    16,268   16,489    17,260   23,971
                                  -------   -------   -------   -------  -------
    TOTAL INCOME                   19,656    19,128   17,907    17,023   24,797
                                  =======   =======  =======   =======   =======
RATIO OF INCOME TO FIXED CHARGES
  INCLUDING INTEREST ON DEPOSITS    1.26      1.14     1.06      0.97(F)  1.02
                                  =======   =======   =======   =======  ======


(A) CALCULATED ON A BASIS OF AN ASSUMED TAX RATE OF OF 34%.
(B) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1994 EXCLUDES THE CUMULATIVE EFFECT OF ADOPTING STATEMENT OF
    FINANCIAL ACCOUNTING STANDARDS No. 112, "EMPLOYERS' ACCOUNTING FOR POSTEMPLOYMENT BENEFITS", OF $(56)
    MILLION.
(C) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1993 EXCLUDES THE CUMULATIVE EFFECT OF ADOPTING STATEMENT OF
    FINANCIAL ACCOUNTING STANDARDS No. 109, "ACCOUNTING FOR INCOME TAXES", OF $300 MILLION.
(D) NET INCOME FOR THE YEAR ENDED DECEMBER 31,1991 EXCLUDES THE CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR
    VENTURE CAPITAL INVESTMENTS OF $457 MILLION.
(E) NET INCOME FOR THE YEAR ENDED DECEMBER 31,1990 EXCLUDES THE CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR
    CERTAIN DERIVATIVE PRODUCTS OF $140 MILLION.
(F) EARNINGS FOR THE YEAR ENDED DECEMBER 31, 1991 WERE INADEQUATE TO COVER FIXED CHARGES BY THE AMOUNT OF
    $508 MILLION.


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